UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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EnteroMedics Inc.

(Name of Registrant as Specified In Its Charter)

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ENTEROMEDICS INC.

2800 Patton Road

St. Paul, MN 55113

ADDITIONAL INFORMATION REGARDING THE PROPOSAL TO ADOPT THE AMENDMENT TO

THE AMENDED AND RESTATED 2003 STOCK INCENTIVE PLAN

TO INCREASE THE NUMBER OF SHARES AUTHORIZED UNDER THE PLAN

TO BE CONSIDERED AT THE 2014 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON WEDNESDAY, MAY 7, 2014

The following information relates to the proxy statement (the “Proxy Statement”) of EnteroMedics Inc. (the “Company,” “we,” “us,” “our”), dated April 2, 2014, furnished to the stockholders of the Company in connection with the solicitation of proxies by the Company’s Board of Directors for the 2014 Annual Meeting of Stockholders and any adjournment or postponement thereof (the “Annual Meeting”). This information is in addition to the information required to be provided to our stockholders under the applicable proxy disclosure rules as set forth in the Proxy Statement. This information is first being released to stockholders on or about April 28, 2014.

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

Supplemental Disclosure Concerning the Proposal to Amend the Amended and Restated 2003 Stock Incentive Plan to Increase the Number of Shares Authorized Under the Plan

As discussed in the Proxy Statement, the proposal to amend the Amended and Restated 2003 Stock Incentive Plan (the “Plan”) is a result of the limited number of shares remaining available under the Plan. As of February 28, 2014, there were 11,666,051 shares that had been issued or which were subject to outstanding awards under the Plan, and there remained 563,467 shares available for grant under the Plan. We are asking our stockholders to approve the amendment to the Plan, as our Board of Directors and management believe that stock-based awards under the Plan are instrumental in attracting, motivating and retaining talented employees, management personnel and non-employee directors. The availability of stock-based compensation not only increases employees’ focus on the creation of stockholder value, but also enhances employee retention and generally provides increased motivation for our employees to contribute to the future success of EnteroMedics. The Plan is the only plan pursuant to which we can grant stock options and other forms of stock-based compensation to our employees and directors, and the limited number of shares remaining available under the Plan restricts the Board of Directors’ ability to make stock-based awards.

The proposal would increase the number of shares authorized under the Plan by 7,500,000 shares, from 12,300,000 shares to 19,800,000 shares. In setting this number, the Board of Directors considered the Company’s historical equity compensation practices, including the total number of shares underlying existing equity grants, and assessed the number of shares likely to be needed for future grants as the Company begins the process of developing a sales and marketing organization. The Board of Directors expects that the increase of 7,500,000 shares will be appropriate to satisfy expected equity compensation needs of the Company for approximately two years based on historical grant rates under the Plan.

The Plan does not contemplate the amount or timing of specific equity awards. As described in the Proxy Statement, in 2013 the Compensation Committee and the Board of Directors evaluated peer company data, the individual responsibilities, contributions and achievements of the executive officers and certain strategic factors, including the long-term growth goals of the Company and the role of the executive officers in achieving the long-term success of the Company, specifically in regards to milestones related to the

Premarket Approval (“PMA”) application process for the Company’s Maestro ReChargeable System with the FDA. Additionally, the Compensation Committee and the Board of Directors considered the stock option grants previously awarded to each executive officer, the actual equity ownership percentage of the executive officers and the appropriate levels of equity compensation and equity ownership for individuals with certain responsibilities, professional expertise and experience. Similarly, equity awards to non-employee directors have historically been granted at levels intended to be competitive taking into consideration current market conditions. The Company’s three-year average adjusted equity expenditures, commonly referred to as the burn rate, was 9.39% as of December 31, 2013, which is slightly higher than the maximum burn rate of 9.08% for the Company’s industry group under Institutional Shareholder Services Inc.’s (“ISS”) applicable policy guidelines for 2014 and slightly lower than the maximum burn rate of 9.92% for the Company’s industry group under the ISS’s applicable policy guidelines for 2013.

The increase to the number of shares authorized under the Plan by 7,500,000 shares represents approximately 11.8% of our common shares outstanding as of December 31, 2013, and, based on the 37,780,143 common shares that were, at that date, underlying outstanding common stock warrants and options, represents approximately 7.4% of our outstanding shares on a fully diluted basis as of December 31, 2013. The total potential dilution (on a fully diluted basis) as of December 31, 2013 if the increase to the number of shares authorized under the Plan is approved would be approximately 6.9%.

The Proxy Statement contains detailed information regarding the Company’s executive and director compensation policies and decisions, including criteria considered by the Compensation Committee and Board of Directors when granting equity awards, under the headings “Compensation Discussion and Analysis” and “Director Compensation.”

The historical burn rate and the potential dilution described above may not be indicative of what the actual amounts are in the future. The potential dilution is a forward-looking statement. Forward-looking statements are not facts. These statements involve risks and uncertainties that could cause actual results to differ, including those discussed in the Proxy Statement and this additional information, as well as those identified in the Company’s Form 10-K for the fiscal year ended December 31, 2013 and in other filings made by the Company with the Securities and Exchange Commission.

The Board of Directors recommends that you vote FOR the amendment of the Plan to increase the number of shares authorized for issuance under the Plan by 7.5 million shares.

If you have already voted your shares in connection with the Annual Meeting and wish to change your vote, you may change your vote or revoke your proxy in the manner described on page 4 of the Proxy Statement.

IF YOU HAVE ALREADY VOTED AND DO NOT WISH TO CHANGE YOUR VOTE, YOU DO NOT NEED TO DO ANYTHING. YOUR VOTE WILL BE TABULATED AS YOU INSTRUCTED.